Exhibit 99.1

Corporate Contact:

Sylvia Wheeler

Vice President, Corporate Communications

Affymax, Inc.

650-812-8861

AFFYMAX® REPORTS FIRST QUARTER 2010 FINANCIAL RESULTS

PALO ALTO, Calif., May 6, 2010 — Affymax, Inc. (Nasdaq: AFFY) today reported financial results for the first quarter ended March 31, 2010.  The net loss for the first quarter of 2010 was $7.9 million compared to a net loss of $21.7 million for the first quarter of 2009.

Affymax recognized revenue for the quarter ended March 31, 2010 of $34.7 million compared to $25.9 million for the quarter ended March 31, 2009.  The increase in revenue was the result of increased collaboration revenue from its partnership with Takeda Pharmaceutical Company Limited, under their 2006 collaboration for development of Affymax’s compound, Hematide™.

Research and development expenses for the quarter ended March 31, 2010, were $33.1 million compared to $40.4 million for the quarter ended March 31, 2009.  The decrease was primarily due to the completion of the treatment and follow up of our Phase 3 clinical trials at the start of 2010.

General and administrative expenses for the quarter ended March 31, 2010 were $9.4 million compared to $7.4 million for the quarter ended March 31, 2009.  The increase was primarily due to higher external commercial expenses.

The company’s cash, investments and receivables from Takeda totaled $167.6 million as of March 31, 2010, including a $5.0 million cash milestone payment received in March 2010 from Takeda for the initiation of Phase 3 clinical trials in Japan.

About Affymax, Inc.

Affymax, Inc. is a biopharmaceutical company committed to developing novel drugs to improve the treatment of serious and often life-threatening conditions. Affymax’s product candidate, Hematide™/peginesatide, recently completed Phase 3 clinical trials for the treatment of anemia associated with chronic renal failure.  For additional information, please visit www.affymax.com.

This release contains forward-looking statements, including statements regarding financial condition, the continuation and success of the Company’s collaboration with Takeda, timing, design and results of the Company’s clinical trials and drug development program and the timing and likelihood of the commercialization of Hematide. The Company’s actual results may differ materially from those indicated in these forward-looking statements due to risks and uncertainties, including risks relating to the continued safety and efficacy of Hematide in clinical development, the timing of patient accrual in ongoing and planned clinical studies, regulatory requirements and approvals, research and development efforts, industry and competitive environment, intellectual property rights and disputes and other matters that are described in Affymax’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission.  Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release.  The Company undertakes no obligation to update any forward-looking statement in this press release.

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AFFYMAX, INC.

UNAUDITED CONDENSED BALANCE SHEETS
(in thousands)

	March 31,	December 31,
	2010	2009
Assets
Current assets
Cash and cash equivalents	$68,188	$125,296
Short-term investments	68,949	35,292
Receivable from Takeda	13,555	18,561
Income taxes receivable	125	1,443
Deferred tax assets	1,443	1,443
Prepaid expenses and other current assets	8,420	8,704
Total current assets	160,680	190,739
Property and equipment, net	5,127	5,469
Restricted cash	1,135	1,135
Long-term investments	16,939	7,978
Deferred tax assets, net of current	5,797	5,797
Other assets	307	392
Total assets	$189,985	$211,510
Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$3,159	$464
Accrued liabilities	10,270	12,594
Accrued clinical trial expenses	36,832	39,499
Deferred revenue	57,603	71,972
UBS loan	9,041	9,192
Total current liabilities	116,905	133,721
Long-term income tax liability	9,425	9,425
Other long-term liabilities	1,453	1,459
Total liabilities	127,783	144,605

Stockholders’ equity
Common stock	24	24
Additional paid-in capital	444,940	441,795
Accumulated deficit	(382,725)	(374,859)
Accumulated other comprehensive loss	(37)	(55)
Total stockholders’ equity	62,202	66,905
Total liabilities and stockholders’ equity	$189,985	$211,510

AFFYMAX, INC.

UNAUDITED CONDENSED STATEMENTS OF OPERATIONS
(in thousands, except per share data)

	Three Months Ended March 31,
	2010	2009
Collaboration revenue	$34,646	$25,849
License and royalty revenue	4	4
Total revenue	34,650	25,853
Operating expenses
Research and development	33,093	40,447
General and administrative	9,419	7,417
Total operating expenses	42,512	47,864
Loss from operations	(7,862)	(22,011)
Interest income	97	401
Interest expense	(34)	—
Other income (expense), net	(67)	(161)
Net loss before benefit for income taxes	(7,866)	(21,771)
Benefit for income taxes	—	(31)
Net loss	$(7,866)	$(21,740)
Net loss per share:
Basic and diluted	$(0.33)	$(1.32)
Weighted-average number of shares used in computing basic and diluted net loss per share	23,932	16,488